Exhibit 99.1

Identity and Access Management Software Provider BIO-key Reports Q1’24 Revenue of $2.2M and Positive Operating Cash Flow; Hosts Investor Call Tuesday, 10am ET

Holmdel, NJ – June 14, 2024 – BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer Identity and Access Management (IAM) solutions featuring passwordless, phoneless and token-less Identity-Bound Biometric (IBB) authentication, announced results for its first quarter ended March 31, 2024 (Q1’24). Note, BIO-key’s results for the first three quarters of 2023 were restated at year-end and filed with the Company’s 2023 Form 10-K, and as a result Q1’23 comparisons in this release have been restated. BIO-key will host an investor call Tuesday, June 18th at 10:00am ET (details below).

Q1 Financial Highlights

●	Q1’24 revenues of $2.2M were in line with Q1’23 and increased 19.5% from Q4’23 revenues of $1.8M
●

Gross profit increased to $1.9M (86.3% gross margin) from $0.9M (40% gross margin) in Q1’23, reflecting the impact of a Q1’23 $0.5M hardware inventory reserve, as well as higher software license fees in Q1’23 due to higher royalty payments on third-party software solutions.

●	Operating expenses were reduced over $0.2M in Q1’24 versus Q1’23, reflecting ongoing cost management initiatives.
●	BIO-key reported a Q1’24 net loss of $0.5M compared to a net loss of $1.7M in Q1’23
●

Cash generated from operating activities improved to $0.3M in Q1’24 vs. a $1.9M cash used in Q1’23, principally reflecting the benefit of a $1.5M cash payment in Q1’24 for 2-year extension/expansion of biometric technology license with a long-term financial services customer.

Other Recent Software Deployments:

●	Fargo, ND and Junction City, KS Chose PortalGuard with Biometric Authentication
●	Bridgetown, Barbados Credit Union Selected PortalGuard with Biometrics for Shared Workstations

Commentary

BIO-key CEO, Mike DePasquale commented, “BIO-key delivered solid progress in Q1’24, achieving positive cash flow from operations in the period, on revenue of $2.2M, representing a 19.5% increase over Q4’23 and roughly flat with the year-ago period. The current-year period benefitted from the expanded deployment of BIO-key’s biometric client identification system used by a long-standing financial services client. We also further trimmed operating expenses during Q1’24, contributing to our improved bottom-line performance.

“We remain focused on driving revenue growth and progressing our business to profitability and positive cash flow over the next several quarters. We are encouraged by the traction building within our global Channel Alliance Partner program and with the larger-scale customer dialogues in which we are engaged through our in-house direct sales effort. We believe the cybersecurity landscape continues to provide a compelling backdrop for our company, as we expect it will generate increased demand for secure, zero-trust Identity and Access Management solutions that are the core of our offerings.

“Tailwinds that we expect to support our growth include a growing proportion of enterprises that are moving IT infrastructure to the cloud as well as increasingly stringent regulatory standards as well as cyber insurance underwriting requirements, much of which are now mandating multi-factor authentication or passwordless security solutions that BIO-key is well positioned to provide on a very competitive basis.

“We are also very bullish on the growth potential for passkey authentication this year and going forward. We entered this market with the recent launch of Passkey:YOU – BIO-key’s unique passwordless authentication solution that leverages our strength in biometric security to deliver secure passkeys without the use of phones or hardware tokens.

“We continue to pursue large enterprise opportunities through our direct sales channel, looking to build on recent successes in this area. We are also working to support our global channel partners in developing new customer opportunities to further build our end-user base. Our efforts have forged a growing base of high-margin annually recurring revenues (ARRs) and believe there is substantial potential to grow our ARR base moving forward. At the same time, we will continue to pursue cost reduction opportunities to accelerate our path to profitability and positive cash flow. We are also working to identify potential strategic opportunities to leverage our growing global base of customers to accelerate shareholder value creation. For these and other reasons, we believe BIO-key is well-positioned for the future.”

Financial Results

Q1’24 revenues of $2.2M were in line with similarly strong Q1’23 revenues. The current-year period was positively impacted by the expanded use of BIO-key’s biometric client identification system by a long-time financial services customer in South Africa. One large order from this customer in Q1’24 was the primary driver of a 23.6% increase in license fee revenues, offset by a decline in recurring and custom services and hardware revenue. Services revenue decreased due to the loss of one large service agreement and the absence of a large customer for Swivel Secure customizations and upgrades, which had occurred in Q1’23.

Gross profit grew over 100% to $1.9M in Q1’24 from $0.9M in Q1’23, reflecting the impact of $0.5M hardware reserve in Q1’23, as well as higher software license fee costs in Q1’23 related to royalty payments resulting from higher sales of our third-party Swivel Secure offerings. As a result, gross profit margin improved to 86% in Q1’24 vs. 40% in Q1’23, which includes a hardware reserve expense. Q1’24 gross margin also increased due to a revenue mix that included more high-margin license fee revenue.

Total operating expenses were reduced by approximately $0.2M or 9%, to $2.4M in Q1’24 from $2.6M in Q1’23, due to lower selling, general and administrative costs (SG&A) and lower research, development and engineering expenses (RD&E). SG&A decreased $148,759 (8%) to $1.8M in Q1’24, due to reductions in administration, sales personnel costs and marketing show expenses, including lower lease expense for our NJ headquarters versus Q1’23, partially offset by higher audit and reporting expenses. In Q3 of 2023, we were able to downsize our corporate headquarters, as many of our team now work remotely, which benefitted Q1’24 vs. Q1’23. RD&E also declined by $82,638 (12%) to $607,521, due to reductions in personnel, related benefits and outside services expenses.

Reflecting revenue strength and lower operating costs, BIO-key trimmed its net loss by 70% to $510,285, or $0.32 per share, in Q1’24 from $1.7M, or $3.51 per share, in Q1’23.

Balance Sheet

At March 31, 2024, BIO-key had current assets of approximately $2.3M, including $690,449 of cash and cash equivalents, $710,026 of net accounts receivable and due from factor, and $440,194 of inventory.

Conference Call Details

Date / Time:	Tuesday, June 18th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 Int’l
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 1988012

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital to satisfy working capital needs; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; delays in the development of products, the commercial, reputational and regulatory risks to our business that may arise as a consequence the restatement of our financial statements, including any consequences of non-compliance with Securities and Exchange Commission (“SEC”) and Nasdaq periodic reporting requirements; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to remediate during fiscal year 2024 certain material weaknesses in our internal controls over financial reporting, and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues
Services	$213,122	$532,522
License fees	1,950,434	1,578,556
Hardware	17,647	72,689
Total revenues	2,181,203	2,183,767
Costs and other expenses
Cost of services	138,849	154,801
Cost of license fees	148,221	620,881
Cost of hardware	12,573	44,592
Cost of hardware - reserve	-	500,000
Total costs and other expenses	299,643	1,320,274
Gross profit	1,881,560	863,493

Operating Expenses
Selling, general and administrative	1,782,973	1,931,732
Research, development and engineering	607,521	690,159
Total Operating Expenses	2,390,494	2,621,891
Operating loss	(508,934)	(1,758,398)
Other income (expense)
Interest income	5	4
Loss on foreign currency transactions	-	(15,000)
Change in fair value of convertible note	-	141,991
Interest expense	(1,356)	(56,919)
Total other income (expense), net	(1,351)	70,076

Loss before provision for income tax	(510,285)	(1,688,322)

Provision for (income tax) tax benefit	-	-

Net loss	$(510,285)	$(1,688,322)

Comprehensive loss:
Net loss	$(510,285)	$(1,688,322)
Other comprehensive income (loss) – Foreign currency translation adjustment	(62,275)	72,146
Comprehensive loss	$(572,560)	$(1,616,176)

Basic and Diluted Loss per Common Share	$(0.32)	$(3.51)

Weighted Average Common Shares Outstanding:
Basic and diluted	1,615,323	480,833

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-18 reverse stock split, which was effective December 21, 2023.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$690,449	$511,400
Accounts receivable, net	701,776	1,201,526
Due from factor	8,250	99,320
Inventory	440,194	445,740
Prepaid expenses and other	427,685	364,171
Total current assets	2,268,354	2,622,157
Equipment and leasehold improvements, net	198,238	220,177
Capitalized contract costs, net	349,145	229,806
Operating lease right-of-use assets	23,220	36,905
Intangible assets, net	1,329,985	1,407,990
Total non-current assets	1,900,588	1,894,878
TOTAL ASSETS	$4,168,942	$4,517,035

LIABILITIES
Accounts payable	$1,212,071	$1,316,014
Accrued liabilities	1,189,520	1,305,848
Government loan – BBVA Bank, current portion	135,835	138,730
Deferred revenue, current	755,405	414,968
Operating lease liabilities, current portion	23,797	37,829
Total current liabilities	3,316,628	3,213,389
Deferred revenue, long term	143,727	28,296
Deferred tax liability	22,998	22,998
Government loan – BBVA Bank – net of current portion	149,861	188,787
Total non-current liabilities	316,586	240,081
TOTAL LIABILITIES	3,633,214	3,453,470

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 1,814,414 and 1,032,777 of $.0001 par value at March 31, 2024 and December 31, 2023, respectively	181	103
Additional paid-in capital	126,092,496	126,047,851
Accumulated other comprehensive loss	(39,454)	22,821
Accumulated deficit	(125,517,495)	(125,007,210)
TOTAL STOCKHOLDERS’ EQUITY	535,728	1,063,565
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,168,942	$4,517,035

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-18 reverse stock split, which was effective December 21, 2023.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2024	2023

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(510,285)	$(1,688,322)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	23,808	13,242
Amortization of intangible assets	78,005	81,237
Change in fair value of convertible note	-	(141,991)
Amortization of capitalized contract costs	38,665	37,529
Reserve for inventory	-	500,000
Operating leases right-of-use assets	13,686	66,132
Share and warrant-based compensation for employees and consultants	47,790	59,373
Stock based directors’ fees	9,003	12,002
Bad debts	100,000	-
Change in assets and liabilities:
Accounts receivable	399,749	(898,881)
Due from factor	91,070	(33,000)
Capitalized contract costs	(158,005)	(8,739)
Inventory	5,545	6,554
Prepaid expenses and other	(63,513)	2,219
Accounts payable	(116,012)	88,040
Accrued liabilities	(104,257)	(135,417)
Deferred revenue	455,868	178,755
Operating lease liabilities	(14,033)	(67,544)
Net cash provided by (used in) operating activities	297,084	(1,928,811)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,869)	-
Net cash used in investing activities	(1,869)	-
CASH FLOW FROM FINANCING ACTIVITIES:
Deferred offering costs	(13,470)	-
Proceeds for exercise of warrants	1,400	-
Repayment of government loan	(41,821)	(34,289)
Net cash used in financing activities	(53,891)	(34,289)

Effect of exchange rate changes	(62,275)	49,913

NET DECREASE IN CASH AND CASH EQUIVALENTS	179,049	(1,913,187)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	511,400	2,635,522
CASH AND CASH EQUIVALENTS, END OF PERIOD	$690,449	$722,335

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-18 reverse stock split, which was effective December 21, 2023.